Exhibit 99.1
SAIC Announces Third Quarter of Fiscal Year 2020 Results

Revenues: $1.6 billion; 38% revenue growth
Diluted earnings per share: $0.94; Adjusted diluted earnings per share(1): $1.39
Adjusted EBITDA(1) as a % of revenues: 8.3%
Cash flows provided by operating activities: $116 million
Net bookings of $2.2 billion equating to a book to bill of 1.4

RESTON, VA, December 5, 2019—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing high-end solutions in engineering, IT, and mission solutions across the defense, space, civilian, and intelligence markets, today announced results for the third quarter ended November 1, 2019.

“SAIC's third quarter results reflect another quarter of consistent, strong results from an expanded contract portfolio, broadened capabilities and talented employees," said SAIC CEO, Nazzic Keene. "Our fully integrated and focused growth strategy is driving our investment decisions and business pursuits as we look to accelerate profitable growth while continuing to deliver value for our customers and shareholders."

Third Quarter of Fiscal Year 2020: Summary Operating Results

	Three Months Ended				Nine Months Ended
	November 1, 2019	Percent change		November 2, 2018	November 1, 2019	Percent change		November 2, 2018
	(in millions, except per share amounts)
Revenues	$1,630	38%		$1,177	$4,839	40%		$3,467
Operating income	94	29%		73	282	32%		213
Operating income as a percentage of revenues	5.8%	-40	bps	6.2%	5.8%	-30	bps	6.1%
Adjusted operating income(1)	104	20%		87	306	35%		227
Adjusted operating income as a percentage of revenues	6.4%	-100	bps	7.4%	6.3%	-20	bps	6.5%
Net income attributable to common stockholders	55	15%		48	167	14%		146
EBITDA(1)	126	50%		84	381	56%		244
EBITDA as a percentage of revenues	7.7%	60	bps	7.1%	7.9%	90	bps	7.0%
Adjusted EBITDA(1)	135	38%		98	404	57%		258
Adjusted EBITDA as a percentage of revenues	8.3%	—%		8.3%	8.3%	90	bps	7.4%
Diluted earnings per share	$0.94	(15)%		$1.11	$2.82	(16)%		$3.37
Adjusted diluted earnings per share(1)	$1.39	(5)%		$1.47	$4.10	5%		$3.92
Net cash provided by operating activities	$116	35%		$86	$389	140%		$162
Free cash flow(1)	$116	45%		$80	$375	172%		$138

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter increased $453 million, or 38%, compared to the prior year quarter due to the acquisition of Engility. Adjusting for the impact of acquired revenues, revenues contracted 1.5% due to acquisition related dis-synergies.
Operating income as a percentage of revenues of 5.8%, decreased from 6.2% in the comparable prior year period, due to increased intangible asset amortization, lower current quarter net profit write-ups and acquisition and integration costs, partially offset by cost synergies.
Net income attributable to common stockholders for the quarter increased $7 million as compared to the same period in the prior year primarily due to increased operating income ($17 million, net of tax), partially offset by higher interest expense and a higher effective tax rate.
Adjusted EBITDA(1) as a percentage of revenues for the quarter remained consistent with the prior year. Cost synergies related to the acquisition were offset by lower net profit write-ups.
Diluted earnings per share for the quarter was $0.94 compared to $1.11 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.39 compared to $1.47 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter increased to 58.3 million from 43.2 million during the prior year quarter, primarily due to shares issued for the acquisition of Engility.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the third quarter were $116 million, an increase of $30 million compared to the same period in the prior year. The improvement is primarily due to cash provided from the operating activities of Engility.
During the quarter, SAIC deployed $24 million of capital, consisting of $21 million in cash dividends and $3 million of term loan repayment. There were no plan share repurchases in the third quarter. Not included in the third quarter capital deployment was the $100 million repayment of funds borrowed on our revolving credit facility during the second quarter to directly repurchase shares from a private equity shareholder.
New Business Awards
Net bookings for the quarter were approximately $2.2 billion, which reflects a book-to-bill ratio of 1.4. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $14.5 billion of which $2.9 billion was funded.
SAIC was awarded the following contracts during the quarter:
U.S. Intelligence Community: SAIC was awarded a total of $582 million in contracts to support various U.S. space and intelligence community customers, including $68 million from the previously-announced Zeus contract awarded by the National Geospatial-Intelligence Agency to continue the Innovative GEOINT Application Provider Program (IGAPP). SAIC will provide services and solutions to customers with requirements for highly-specialized technical and operational expertise in technology integration, engineering, IT modernization and mission operations.

Notable Recompete Awards:

Orange County, California: SAIC was awarded a contract extension to continue providing information technology (IT) managed services and solutions to agencies and departments within the County of Orange, California. SAIC's services will support the county's data center, desktop, service desk, and applications. The firm-fixed-price contract has a base period of performance of 53 months and is valued at approximately $55 million. If exercised, the contract has two one-year options.

The U.S. Army: SAIC was awarded the Army Human Resources Command Cloud Computing Environment (HR2CE) contract with a value of more than $41 million over three years. The U.S. Army selected SAIC to modernize its IT infrastructure by migrating enterprise applications to a cloud environment. The contract was competed under the Information Technology Enterprise Solutions - 3 Services (ITES-3S) contract.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Notable New Business Awards:

U.S. Navy: SAIC was awarded a five-year $85 million task order on the Information Analysis Center Multiple Award Contract (IAC-MAC) to provide research and develop support to advance related scientific and technical information (STI) for the Naval Surface Warfare Center (NSWC) in Crane, Indiana. Through the task order, SAIC will support electro-optical/infrared scientific and technical projects for systems such as lasers, visual augmentation systems, weapons sights, beacons, sensors and peripherals for various platforms.

City of Anaheim, California: SAIC was awarded an $85 million, eight-year contract to provide information technology (IT) services to the City of Anaheim, California. SAIC's new service delivery model will provide high-quality IT support and maintenance services for the city's infrastructure, applications, and workplace solutions. The fixed-price contract has a four-year initial term and two 2-year optional extensions.

The Department of Commerce: SAIC was awarded a five-year single-award indefinite-delivery, indefinite-quantity contract with a ceiling value of $60 million in support of the U.S. Patent and Trademark Office. Leveraging SAIC's proven application modernization and cloud migration solutions, the company will provide
IT modernization services to stabilize the portfolio of critical IT systems and prevent any disruption of service.

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5:00 p.m. Eastern time on December 5, 2019. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier technology integrator solving our nation’s most complex modernization and readiness challenges. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes high-end solutions in engineering, IT, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions.

We are 23,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has pro forma annual revenues of approximately $6.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2019	November 2, 2018	November 1, 2019	November 2, 2018
	(in millions, except per share amounts)
Revenues	$1,630	$1,177	$4,839	$3,467
Cost of revenues	1,456	1,048	4,300	3,125
Selling, general and administrative expenses	68	42	227	115
Acquisition and integration costs	12	14	30	14
Operating income	94	73	282	213
Interest expense	22	16	69	38
Other (income) expense, net	(1)	(1)	(4)	(2)
Income before income taxes	73	58	217	177
Provision for income taxes	(17)	(10)	(48)	(31)
Net income	$56	$48	$169	$146
Net income attributable to non-controlling interest	1	—	2	—
Net income attributable to common stockholders	$55	$48	$167	$146
Weighted-average number of shares outstanding:
Basic	57.7	42.5	58.5	42.5
Diluted	58.3	43.2	59.2	43.3
Earnings per share:
Basic	$0.95	$1.13	$2.85	$3.44
Diluted	$0.94	$1.11	$2.82	$3.37

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 1, 2019	February 1, 2019
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$162	$237
Receivables, net	1,118	1,050
Inventory, prepaid expenses and other current assets	144	146
Total current assets	1,424	1,433
Goodwill	2,134	2,120
Intangible assets, net	733	803
Property, plant, and equipment, net	94	103
Other assets	315	104
Total assets	$4,700	$4,563
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$808	$632
Accrued payroll and employee benefits	319	241
Long-term debt, current portion	64	24
Total current liabilities	1,191	897
Long-term debt, net of current portion	1,872	2,065
Other long-term liabilities	248	102
Total common stockholders' equity	1,380	1,485
Non-controlling interest	9	14
Total stockholders' equity	1,389	1,499
Total liabilities and stockholders' equity	$4,700	$4,563

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2019	November 2, 2018	November 1, 2019	November 2, 2018
	(in millions)
Cash flows from operating activities:
Net income	$56	$48	$169	$146
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	33	11	103	33
Deferred income taxes	11	—	27	—
Stock-based compensation expense	9	8	29	24
Loss on extinguishment of debt	—	4	—	4
Provision for inventory	—	25	—	25
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(85)	(52)	(68)	(86)
Inventory, prepaid expenses and other current assets	(20)	(11)	(9)	(5)
Other assets	16	3	43	(9)
Accounts payable and accrued liabilities	57	(11)	78	(47)
Accrued payroll and employee benefits	60	56	78	69
Other long-term liabilities	(21)	5	(61)	8
Net cash provided by operating activities	116	86	389	162
Cash flows from investing activities:
Expenditures for property, plant, and equipment	—	(6)	(14)	(24)
Purchases of marketable securities	(1)	—	(23)	—
Sales of marketable securities	—	—	2	—
Other	(2)	—	(5)	1
Net cash used in investing activities	(3)	(6)	(40)	(23)
Cash flows from financing activities:
Dividend payments to stockholders	(21)	(13)	(65)	(40)
Principal payments on borrowings	(103)	(759)	(258)	(776)
Issuances of stock	2	2	7	5
Stock repurchased and retired or withheld for taxes on equity awards	(1)	(1)	(196)	(56)
Proceeds from borrowings	—	791	100	791
Debt issuance costs	—	(12)	—	(13)
Distributions to non-controlling interest	(2)	—	(7)	—
Net cash (used in) provided by financing activities	(125)	8	(419)	(89)
Net (decrease) increase in cash, cash equivalents and restricted cash	(12)	88	(70)	50
Cash, cash equivalents and restricted cash at beginning of period	188	114	246	152
Cash, cash equivalents and restricted cash at end of period	$176	$202	$176	$202

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	November 1, 2019	August 2, 2019	February 1, 2019

Funded backlog	$2,868	$2,593	$2,753
Negotiated unfunded backlog	11,638	11,329	11,048
Total backlog	$14,506	$13,922	$13,801
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Nine Months Ended
	November 1, 2019	November 2, 2018	November 1, 2019	November 2, 2018
	(in millions)
Net income	$56	$48	$169	$146
Interest expense	22	16	69	38
Interest income	(1)	(1)	(3)	(2)
Provision for income taxes	17	10	48	31
Depreciation and amortization	32	11	98	31
EBITDA(1)	126	84	381	244
EBITDA as a percentage of revenues	7.7%	7.1%	7.9%	7.0%
Acquisition and integration costs	12	14	30	14
Depreciation included in acquisition and integration costs	(1)	—	(1)	—
Recovery of acquisition and integration costs	(2)	—	(6)	—
Adjusted EBITDA(1)	$135	$98	$404	$258
Adjusted EBITDA as a percentage of revenues	8.3%	8.3%	8.3%	7.4%

Operating income	$94	$73	$282	$213
Operating income as a percentage of revenues	5.8%	6.2%	5.8%	6.1%
Acquisition and integration costs	12	14	30	14
Recovery of acquisition and integration costs	(2)	—	(6)	—
Adjusted operating income(1)	$104	$87	$306	$227
Adjusted operating income as a percentage of revenues	6.4%	7.4%	6.3%	6.5%

EBITDA is a performance measure that is calculated by taking net income and excluding interest, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's significant acquisition of Engility. The recovery of acquisition and integration costs relate to acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended		Nine Months Ended
	November 1, 2019	November 2, 2018	November 1, 2019	November 2, 2018
Diluted earnings per share	$0.94	$1.11	$2.82	$3.37

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.17	0.32	0.41	0.32
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.04)	(0.06)	(0.09)	(0.06)
Net effect of acquisition and integration costs, divided by diluted WASO	0.13	0.26	0.32	0.26

Amortization of intangible assets, divided by diluted WASO	0.42	0.12	1.23	0.35
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.10)	(0.02)	(0.27)	(0.06)
Net effect of amortization of intangible assets, divided by diluted WASO	0.32	0.10	0.96	0.29

Adjusted diluted earnings per share(1)	$1.39	$1.47	$4.10	$3.92
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisition of Engility and is net of the recovery of acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Nine Months Ended
	November 1, 2019	November 2, 2018	November 1, 2019	November 2, 2018
	(in millions)
Net cash provided by operating activities	$116	$86	$389	$162
Expenditures for property, plant, and equipment	—	(6)	(14)	(24)
Free cash flow(1)	$116	$80	$375	$138
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.